SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                             ArthroCare Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  000043136100
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 11 Pages
                       Exhibit Index Contained on Page 10

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00043136100                                           13 G                   Page 2 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Paragon Venture Partners II, L.P. ("Paragon")
                     Tax ID Number:  77-0217756
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]           (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,032,187   shares,   except   that
           BENEFICIALLY                      Paragon Venture Management II, L.P.
     OWNED  BY EACH  REPORTING               ("PVM"),  the  general  partner  of
              PERSON                         Paragon,  and  Messrs.  Kibble  and
               WITH                          Lewis, the general partners of PVM,
                                             may be deemed to have shared  power
                                             to vote these shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             1,032,187 shares,  except that PVM,
                                             the general partner of Paragon, and
                                             Messrs.   Kibble  and  Lewis,   the
                                             general  partners  of  PVM,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,032,187
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00043136100                                           13 G                   Page 3 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Paragon Venture Management II, L.P. ("PVM")
                     Tax ID Number: 94-3074874
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]           (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,032,187  shares,  which  are  all
                                             directly  owned by Paragon.  PVM is
                                             the general partner of Paragon, and
                                             Messrs.   Kibble  and  Lewis,   the
                                             general  partners  of  PVM,  may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,032,187  shares,  which  are  all
                                             directly  owned by Paragon.  PVM is
                                             the general partner of Paragon, and
                                             Messrs.   Kibble  and  Lewis,   the
                                             general  partners  of  PVM,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.

----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,032,187
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00043136100                                           13 G                   Page 4 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert F. Kibble
                     Tax ID Number:  ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]           (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         24,250 shares held by the Robert F.
           BENEFICIALLY                      Kibble Living Trust
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,032,187  shares,  which  are  all
                                             directly  owned by Paragon.  Kibble
                                             is a general  partner  of PVM,  the
                                             general partner of Paragon, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             24,250 shares held by the Robert F.
                                             Kibble Living Trust.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,032,187  shares,  which  are  all
                                             directly  owned by Paragon.  Kibble
                                             is a general  partner  of PVM,  the
                                             general partner of Paragon, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,056,437
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.04%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00043136100                                           13 G                   Page 5 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSONS
1           SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John S. Lewis
                     Tax ID Number:  ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]           (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
4                    United States
----------- --------------------------------------------------------------------------------------------------------
                                             SOLE VOTING POWER
         NUMBER OF SHARES           5        53,025  shares of which  43,025 are
           BENEFICIALLY                      held directly by Lewis,  and 10,000
  OWNED BY EACH REPORTING PERSON             are  held  by  John  S.  Lewis  UTA
               WITH                          Charles  Schwab & Co. Inc.  Paragon
                                             Venture Management Company.

                                    -------- -----------------------------------------------------------------------
                                             SHARED VOTING POWER
                                    6        1,032,187  shares,  which  are  all
                                             directly owned by Paragon. Lewis is
                                             a  general   partner  of  PVM,  the
                                             general partner of Paragon, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             53,025  shares of which  43,025 are
                                             held directly by Lewis,  and 10,000
                                             are  held  by  John  S.  Lewis  UTA
                                             Charles  Schwab & Co. Inc.  Paragon
                                             Venture Management Company.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,032,187  shares,  which  are  all
                                             directly owned by Paragon. Lewis is
                                             a  general   partner  of  PVM,  the
                                             general partner of Paragon, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,085,212
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES  CERTAIN  SHARES*  Excludes 5,000 shares held in trusts for
            Mr.  Lewis'  children  over  which he does not  exercise  voting  or
            dispositive control.                                                                    [X]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.41%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 11 Pages


ITEM 1(a).        NAME OF ISSUER:

                  ArthroCare Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  595 North Pastoria Avenue
                  Sunnyvale, CA  94086

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Paragon Venture Partners II, L.P. ("Paragon"), Paragon Venture Management II, L.P. ("PVM"), Robert F. Kibble ("Kibble") and John S. Lewis ("Lewis"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  PVM is the general partner of Paragon and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by Paragon. Kibble and Lewis are the general partners of PVM and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by Paragon.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Paragon Venture Partners
                  3000 Sand Hill Road
                  Building 1, Suite 275
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  Paragon and PVM are Delaware limited partnerships and Kibble and Lewis are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 00043136100

ITEM 3.           Not Applicable

                                                              Page 7 of 11 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c) Number of shares as to which such person has:


                                             (i)     Sole  power  to  vote or to
                                                     direct the vote:

                                                     See Row 5 of cover page for
                                                     each Reporting Person.

                                             (ii)    Shared  power to vote or to
                                                     direct the vote:

                                                     See Row 6 of cover page for
                                                     each Reporting Person.

                                             (iii)   Sole power to dispose or to
                                                     direct the disposition of:

                                                     See Row 7 of cover page for
                                                     each Reporting Person.

                                             (iv)    Shared  power to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See Row 8 of cover page for
                                                     each Reporting Person.

                                                              Page 8 of 11 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of Paragon and PVM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                              Page 9 of 11 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997




                                          /s/ John S. Lewis
                                          --------------------------------------
                                          John  S.  Lewis,   individual  and  on
                                          behalf of Paragon in his capacity as a
                                          general  partner of PVM,  the  general
                                          partner of  Paragon,  and on behalf of
                                          PVM  in  his  capacity  as  a  general
                                          partner thereof.




                                          /s/ Robert F. Kibble
                                          --------------------------------------
                                          Robert F. Kibble

                                                             Page 10 of 11 Pages




                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   11

                                                             Page 11 of 11 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ArthroCare Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1997





                                          /s/ John S. Lewis
                                          --------------------------------------
                                          John  S.  Lewis,   individual  and  on
                                          behalf of Paragon in his capacity as a
                                          general  partner of PVM,  the  general
                                          partner of  Paragon,  and on behalf of
                                          PVM  in  his  capacity  as  a  general
                                          partner thereof.




                                          /s/ Robert F. Kibble
                                          --------------------------------------
                                          Robert F. Kibble